EXHIBIT 10.62

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”) is entered into as of April 14, 2004 (the “Execution Date”) by and between Critical Path, Inc., a California corporation (the “Company”), and William McGlashan (“Executive”) (together “the Parties”). This Agreement is effective only if it has been executed by the Parties and the revocation period has expired (without revocation of this Agreement) as set forth in Sections 18(c) and (d) below (the “Effective Date”).

WHEREAS, Executive was employed by the Company as Chairman and Chief Executive Officer pursuant to the terms of an agreement dated August 1, 2001 as amended and restated on January 7, 2002 and as further amended on September 1, 2003 (the “Employment Agreement”);

WHEREAS, the Parties have mutually agreed (i) to terminate their employment relationship as of the Effective Date, and (ii) that they will release each other from any and all claims; and

WHEREAS, the Parties have mutually agreed to treat the termination of employment as eligible for payment of certain of the separation benefits provided under the Employment Agreement with the following additional provisions (as set forth below in this Agreement): (i) Executive will forfeit his eligibility to receive a $1,500,000 loan from the Company in connection with the purchase of a personal residence, (ii) Executive will continue to serve as a nonemployee Chairman of the Board of Directors receiving annual compensation of $80,000 while serving in an active role, (iii) subject to Executive’s compliance with his additional post-termination obligations and continued service as Chairman or as an elected director, the Change of Control Severance Agreement dated May 29, 2003 between the Parties is amended to provide that its applicability shall be extended by an additional six months and that any payout to Executive shall first be reduced by $405,000 before payment to Executive, (iv) Executive’s outstanding stock options shall cease vesting but shall remain exercisable for three years from the Effective Date, and (v) Executive’s outstanding stock loan shall be retired and the Loan Agreement, dated May 20, 2002, between the Parties shall be terminated.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1. Termination of Employment. Executive and the Company acknowledge and agree that Executive’s employment with the Company shall terminate by mutual agreement effective as of the close of business on the Effective Date and that pursuant to that agreement Executive will voluntarily resign as an employee of the Company (both Parties acknowledge that Executive had previously resigned as CEO and President of the Company and its subsidiaries as of March 29, 2004). For purposes of Executive’s Employment Agreement, such termination and resignation shall be deemed to be a termination of employment by the Company without Cause except as modified herein. Executive and the Company further acknowledge and agree that Executive shall continue as the Company’s Chairman of the Board of Directors. Executive shall receive six thousand six hundred sixty six and 66/100 dollars ($6,666.66) per month paid in arrears for so long as he serves as active Chairman working at least thirty-two (32) hours per month on strategic matters, including without limitation working with customers and partners, provided that the Chief Financial Officer may decrease the payment in any month to be commensurate with his contribution for that month.

2. Separation Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement and in full satisfaction of its obligations to Executive under the terms of the Employment Agreement, and provided this Agreement is signed by Executive and not revoked under Section 18 herein, and further provided that Executive remains in full compliance with all of his obligations to the Company under this Agreement, the Company agrees to provide the separation benefits specified in Section 3 below to Executive. Benefits previously provided to Executive shall not be subject to forfeiture under this Section, but benefits that have not yet been provided (such as, for example, Executive’s ability to exercise his stock options in the future and change of control benefits) and the Company’s obligations under this Agreement will be subject to cancellation upon written notice to Executive of a material breach of Executive’s obligations or covenants followed by Executive’s failure to cure such breach within 10 days of notice. Upon written notice of such a breach, all separation benefits (and the Company’s obligations) shall be suspended pending the Company’s determination of whether Executive has cured the breach to the Company’s satisfaction within the 10 day time period. Except as set forth in Section 3(b), Executive acknowledges that as of the Effective Date, Executive shall have no right, title or interest in or to any other shares of the Company’s capital stock or any other payments or benefits under any other agreement (oral or written) or plan with the Company.

3. Payments and Benefits.

(a) Consideration. As of the Effective Date, and in consideration of the release of Executive’s claims against the Company, the Company will pay to Executive a one time cash lump sum payment of $405,000. The entire amount of such payment after applicable tax withholdings shall be withheld in connection with the loan forgiveness described in Section 3(c). For this purpose, it is assumed that the employment, state and federal tax withholding on such amounts are at a combined marginal tax rate of 41.5%.

(b) Stock Options. As of the Effective Date, all of the Executive’s Company stock options (other than the stock used to secure the Promissory Note described below in Section 3(c)) will accelerate vest by one year and all of his stock options and stock used to secure the Promissory Note will cease to further vest on the Effective Date and any unvested stock options shall be forfeited to the Company. Executive’s right to exercise all of his Company stock options that are vested on the Effective Date shall continue until the third anniversary of the Effective Date. Executive shall not be eligible for a loan from the Company to exercise any of his stock options notwithstanding anything to the contrary in his Employment Agreement and/or stock option agreements.

(c) Promissory Note. On the Effective Date, the Executive forfeits his eligibility to receive a $1,500,000 housing loan and the Loan Agreement, dated May 20, 2002, between the Parties will thereby be terminated without further consideration. The Executive shall also surrender to the Company all of the shares that secure his obligation to repay the Company $1,740,000 plus interest (the “Promissory Note”), and the value of such shares shall be used to repay the Promissory Note. The vested shares shall be valued at their Fair Market Value (as such term is defined by the Company’s Amended and Restated 1998 Stock Plan) on the Effective Date and the unvested shares shall be valued at their original cost, and any remaining balance shall be forgiven by the Company and the Promissory Note will be cancelled and the original returned to the Executive.

(d) Change of Control. Section 4(a) of Executive’s Change of Control Severance Agreement is amended to read as follows:

“Until the earliest to occur of the following (i) Executive resigns as Chairman, (ii) Executive is not reelected as a director or is removed from being a director by the Company, (iii) Executive’s death, (iv) Executive breaches his Separation Agreement, dated April 14, 2004, with the Company (the “Separation Agreement”), or (v) nine (9) months after the Effective Date of the Separation Agreement, if a Change of Control occurs before such earliest point in time and Executive then signs and does not revoke a standard release of all claims with the Company in a form acceptable to the Company, the Executive shall be eligible to receive the severance benefits specified below in Sections 4(a)(i) through (iv) (provided, however, that any cash payment made pursuant to Section 4(a) shall first be reduced by $405,000 and Executive shall not otherwise be entitled to any benefits under this Agreement notwithstanding any conflicting provision in the Agreement). The payments under Sections 4(a)(i) and (ii) shall be made within thirty (30) days after the Change of Control.”

In addition, the phrase “within three (3) months” in Section 4(b) of Executive’s Change of Control Severance Agreement shall be replaced with the phrase “within nine (9) months”.

(e) Taxes. Any tax obligations of Executive and tax liability therefore, including any penalties and interest based upon such tax obligation, that arise from the benefits and payments made to him under this Section 3 (or pursuant to Executive’s Change of Control Severance Agreement or stock option agreements) shall be Executive’s responsibility and liability. The Company will report each payment provided for in this Section 3 on form W-2 for the tax year in which the payment is made. All payments or benefits made to Executive shall be subject to applicable tax withholding laws and regulations. Executive shall be required to fully satisfy any such withholding as a condition of receipt of any payments or benefits.

4. Confidential Information. In addition to applicable law, Executive agrees to continue to be bound by and comply with the Proprietary Information and Inventions Agreement and the Mutual Agreement of Confidentiality that were executed by and between Executive and the Company and these confidentiality obligations shall survive the termination of this Agreement.

5. Conflicting Obligations. Executive certifies that Executive has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Executive from complying with the provisions hereof, and further certifies that Executive will not enter into any such conflicting agreement.

6. Non-Disparagement. Each party agrees not to make any unfavorable or disparaging written or oral remarks about the other to third parties. However, Executive acknowledges and agrees that the Company’s non-disparagement obligation pursuant to this Agreement shall extend solely to the actions of the Company’s current or future directors and officers and the Company employees directly responsible for the Company’s public relations and press releases during the period of their service to the Company. The Company agrees that its officers and directors will not direct Company employees to make disparaging remarks about Executive. For purposes of this Agreement, “Officers” are those persons meeting the definition provided under Rule 16a-1(f) of the Securities Exchange Act of 1934 as amended.

7. Arbitration and Equitable Relief.

(a) Disputes. Except as provided in Section 7(c) below, the Company and the Executive agree that any dispute or controversy arising under or in conjunction with this Agreement will be settled exclusively by arbitration in San Francisco, California. Any claim for arbitration shall be filed in writing with the arbitrator selected by both Parties within 3 business days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the Parties cannot agree on such arbitrator within such three-day period, each party will select an arbitrator and inform the other party in writing of such arbitrator’s name and address within two business days after the end of such three-day period and the two arbitrators so selected will as soon thereafter as possible select a third arbitrator; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party will be the sole arbitrator of the dispute. The arbitration hearing will be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. Hearing procedures which will expedite the hearing may be ordered at the arbitrator’s discretion and the arbitrator may close the hearing in his or her discretion after determining that he/she has heard sufficient evidence. The decision of the arbitrator will be issued as expeditiously as possible and in no event later than five business days after the hearing and the decision will be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction therefor. Punitive damages will not be awarded.

(b) Consent to Personal Jurisdiction. The arbitrator(s) will apply California law to the merits of any dispute or claim, without deference to conflicts of law rules. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d) Acknowledgment. EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 7(c), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

8. Governing Law. This Agreement will be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

9. Attorney’s Fees. In any action brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled under this Agreement.

10. Assignment. This Agreement and all rights under this Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective owners, agents, officers, shareholders, employees, directors, attorneys, subsidiaries, parents, affiliates, successors, personal or legal representatives, executors, administrators, heirs, distributes, devisees, legatees, and assigns. This Agreement is personal in nature, and neither of the Parties to this Agreement will, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the rights and obligations of the Company under this Agreement may be assigned (without the consent of the Executive) to an entity which becomes the successor to the Company as the result of a merger or other corporate reorganization or sale of substantially all the assets to a successor which continues the business of the Company or any other subsidiary of the Company, provided, that such assignment will not relieve the Company of its obligations hereunder.

11. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement will be in writing and will be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	William McGlashan

If to the Company:	Critical Path, Inc.
350 The Embarcadero
San Francisco, CA 94105-1204
Attn: Board of Directors

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this Section 11. Such notices or other communications will be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

12. Integration. This Agreement, the Executive’s stock option agreements with the Company (as amended by this Agreement), the Change of Control Severance Agreement with the Company (as amended by this Agreement), the Proprietary Information and Inventions Agreement and the Mutual Agreement of Confidentiality represent the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior agreements whether written or oral. Except as amended herein, the provisions contained in the Executive’s stock option agreements and Change of Control Severance Agreement remain in effect.

13. Modification. This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer of the Company. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the party against whom enforcement of the change or modification is sought. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party will not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

14. Right to Advice of Counsel. Executive acknowledges that he has had the opportunity to fully review this Agreement and, if he so chooses, to consult with counsel, and is fully aware of his rights and obligations under this Agreement.

15. Release of Executive. In exchange for Executive’s promises set forth herein, all of which are good and valuable consideration, the Company agrees to and does hereby release and forever discharge Executive from any rights, claims, actions and demands it has against Executive under, as a result of, or arising out of Executive’s prior employment as an employee, from any and all other rights, claims, actions, demands, causes of action, obligations, attorneys’ fees, costs, damages, and liabilities of whatever kind or nature, in law or in equity that the Company may have as of the Execution Date (whether or not known) including but not limited to any claims it may have under any other federal, state or local Constitution, Statute, Ordinance and/or Regulation and/or

those arising under common law including but not limited to tort, express and/or implied contract and/or implied contract, arising out of or, in any way, related to Executive’s employment or service as a director with the Company.

16. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. The Parties also represent that they do not presently intend to bring any claims on their own behalf or on behalf of any other person or entity against any other person or entity referred to herein. Executive and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Executive and the Company, being aware of said Code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

17. Executive’s Covenants.

(a) Confidentiality of this Agreement. Executive agrees to use his reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Executive hereto agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, except for disclosures required by law or necessary to effectuate the terms of this Agreement.

(b) Cooperation. Executive shall fully cooperate in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company or in the defense of any action brought by any third party relating to litigation pending against the Company as of the Effective Date.

(c) Company Resources. As of the Effective Date, Executive will no longer represent that he is an employee of the Company. As soon as practicable following execution of this Agreement, Executive will return all Company property to the Company except for those items necessary to his continuing service as a director.

(d) Non-Solicitation. For as long as Executive is a director of the Company, but in any event for not less than one (1) year following the Execution Date, Executive agrees that he shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for himself or for any other person or entity. Further, Executive shall not attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. For as long as Executive is a director of the Company, Executive further agrees that he shall not (i) engage, directly or indirectly, in any other business activity that is competitive with, or that places him in a competing position to that of the Company or any Affiliated Company (provided that Executive may own less than two percent (2%) of the outstanding securities of any publicly traded corporation), or (ii) hire, solicit, or attempt to hire on behalf of himself or any other party any employee or exclusive consultant of the Company. For purposes of this Agreement, an Affiliated Company is any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

(e) No Further Employment. Executive understands and agrees that he is not entitled to any further or future employment with the Company or further or future compensation and/or payments of any kind from the Company other than those specifically provided for under this Agreement. Executive warrants and represents that he shall not hereafter reapply for or otherwise seek any position of employment with the Company and he shall not institute or participate in any claim, action, lawsuit or proceeding against the Company for any failure to employ or re-employ him after the Effective Date.

18. Executive’s Release of Claims. In exchange for the Company’s promises set forth herein, all of which are good and valuable consideration, Executive hereby releases and forever discharges the Company, its agents, employees, shareholders, directors, officers, affiliates and successors of and from any and all rights, claims, actions, demands, causes of action, obligations, attorneys’ fees, costs, damages, and liabilities of whatever kind or nature, in law or in equity, that Executive may have (whether known or not known) (except for his claims to indemnification to the extent permitted under the Company’s bylaws or pre-existing indemnification agreements or as permitted by California law or as may be available to Executive under the Company’s directors’ and officers’ liability insurance coverage) and except as provided in this Agreement and the Executive’s stock option agreements and Change of Control Severance Agreement (collectively, “Claims”), accruing to him as of the Execution Date, that he has ever had, including but not limited to Claims based on and/or arising under Title VII of the Civil Rights Act of 1964, as amended, The Americans with Disabilities Act, The Family Medical Leave Act, The Equal Pay Act, The Employee Retirement Income Security Act, The Fair Labor Standards Act, and/or the California Fair Employment and Housing Act; The California Constitution, The California Government Code, The California Labor Code, The Industrial Welfare Commission’s Orders, The Securities Act of 1933, The Securities Exchange Act of 1934 and any and all other Claims he may have under any other federal, state or local Constitution, Statute, Ordinance and/or Regulation; and all other Claims arising under common law including but not limited to tort, express and/or implied contract and/or quasi-contract, arising out of or, in any way, related to Executive’s previous relationship with the Company as an employee or director. Furthermore, Executive acknowledges that he is waiving and releasing any rights he may have under the Older Workers Benefit Protection Act, Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a)	he should consult with an attorney prior to executing this Agreement;

(b)	he has at least twenty-one (21) days within which to consider this Agreement;

(c)	he has up to seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and

(d)	this Agreement shall not be effective until the revocation period in Section 18(c) has expired without revocation of this Agreement.

The Company and Executive agree that the release set forth in this Section 18 shall be and remain in effect in all respects as a complete general release as to the matters released.

19. Labor Code Section 206.5. Executive agrees that the Company has paid to Executive his salary and vacation accrued as of the Effective Date and that these payments represent all such monies due to Executive through the Effective Date. In light of the payment by the Company of all wages due, or to become due to Executive, California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

20. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and which together will be a single instrument.

22. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this

Agreement. Neither Party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

23. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

24. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains;

(d)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

WILLIAM MCGLASHAN, EXECUTIVE			CRITICAL PATH, INC.

By:	/s/ WILLIAM McGLASHAN, JR.	By:	/s/ MICHAEL J. ZUKERMAN

Name: MICHAEL J. ZUKERMAN
AGREED			Title: SVP & GENERAL COUNSEL

Name:	/s/ MARIE McGLASHAN

MARIE MCGLASHAN